UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: April 28, 2004

DOLE FOOD COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4455	99-0035300

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dole Drive
Westlake Village, California 91362

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (818) 879-6600

ITEM 5. Other Events and Required FD Disclosure
SIGNATURES
EXHIBIT 99.1
EXHIBIT 99.2

ITEM 5. Other Events and Required FD Disclosure

On April 28, 2004, Dole Food Company, Inc. (“Dole”) entered into a definitive merger agreement under which Dole will acquire Wood Holdings, Inc. (“Wood Holdings”), the parent of J. R. Wood, Inc. (“Wood”), free of debt, for $162.5 million in cash plus certain transaction costs. Wood is the leading grower, processor and marketer of a wide range of high-quality branded and non-branded frozen fruit products. It is anticipated that the transaction will close in Dole’s second quarter of 2004 and will be included in Dole’s packaged foods segment. Dole anticipates financing the acquisition through borrowings under Dole's senior secured credit facilities. Dole issued a press release announcing this transaction on April 29, 2004. A copy of the press release is attached hereto as Exhibit 99.1. A copy of the definitive merger agreement is attached hereto as Exhibit 99.2.

For the fiscal quarter ended March 27, 2004, on a consolidated basis, Dole had net revenues of approximately $1,255 million, operating income of approximately $108 million, net income of approximately $61 million and EBITDA of approximately $141 million. For calendar year 2003, on a consolidated basis, Wood Holdings had net revenues of approximately $140 million and EBITDA of approximately $22 million.

Quarter Ended
Dole Food Company, Inc.	March 27, 2004
(in thousands)

Net income	$60,834
Interest expense	34,741
Income taxes	13,173
Depreciation and amortization	32,358

EBITDA	$141,106

Year Ended
Wood Holdings, Inc.	December 31, 2003
(in thousands)

Net income	$16,198
Interest expense	4,024
Income tax benefit	(1,015)
Depreciation and amortization	2,980

EBITDA	$22,187

“EBITDA” is defined as earnings before interest expense, income taxes, and depreciation and amortization. EBITDA is reconciled to net income in the tables above.

Dole presents EBITDA because management believes that EBITDA is a useful performance measure for Dole. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies, and because certain debt covenants on Dole’s Senior Notes are tied to EBITDA. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, Dole's computation of EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBITDA in the same manner.

As of March 27, 2004, Dole had outstanding indebtedness under its revolving credit facility of approximately $94 million, term indebtedness of approximately $295 million, capital leases on ships of approximately $90 million, other capital leases and other debt of approximately $7 million and outstanding letters of credit of approximately $73 million. Dole also had outstanding $1,430 million of principal amount of its senior notes and debentures. For the fiscal quarter ended March 27, 2004, Dole had cash interest expense of approximately $33 million and capital expenditures of approximately $12 million.

(c)	Exhibits:

99.1	Press Release by Dole Food Company, Inc., dated April 29, 2004.

99.2	Agreement and Plan of Merger, made and entered into as of April 28, 2004, by and among Dole Food Company, Inc., a Delaware corporation, Awood, Inc., a California corporation and Wood Holdings, Inc., a California corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 29, 2004	DOLE FOOD COMPANY, INC. REGISTRANT
	By:	/s/ RICHARD J. DAHL
Richard J. Dahl
Senior Vice President and Chief Financial Officer

By:	/s/ YOON J. HUGH
Yoon J. Hugh
Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1*	Press Release by Dole Food Company, Inc., dated April 29, 2004.
99.2*	Agreement and Plan of Merger, made and entered into as of April 28, 2004, by and among Dole Food Company, Inc., a Delaware corporation, Awood, Inc., a California corporation and Wood Holdings, Inc., a California corporation.

*	Filed herewith